UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32507	88-0345961
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6564 Smoke Tree Lane Scottsdale, AZ 85253
(Address of principal executive offices)

(480) 948-6581
(Registrant’s Telephone Number)

2011 Stock Incentive Plan
(Full title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Total Amount of Registration Fee

Shares of common stock, par value $0.001 per share	7,500,000 (2)	$0.012	$90,000	$10.45

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Represents 7,500,000 of the 7,500,000 shares of common stock issuable pursuant to the EGPI Firecreek, Inc. 2011 Stock Incentive Plan (the “Plan”).

(3)	Calculated solely for purposes of this offering under Rule 457(h), the price is based upon the closing price of the common stock on September 20, 2011 as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN SECTION 10(a) OF THE PROSPECTUS

Item 1.  Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to the eligible employees and consultants as specified by Rule 428(b)(1) promulgated under the Securities Act.  Such documents need not be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Incentive Compensation Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees and consultants pursuant to Rule 428(b) promulgated under the Securities Act are available without charge by contacting:

EGPI Firecreek, Inc.
6564 Smoke Tree Lane
Scottsdale, Arizona 85253
Tel: (480) 948-6581
Attn:  Dennis Alexander
Chief Executive Officer

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below were previously filed by EGPI Firecreek, Inc. (the “Registrant”) with the Commission and are incorporated herein by reference.

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Commission on April 28, 2011.

(b) The Registrant’s current reports on Form 8-K and/or Form 8-K/A filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Commission on September 10, 2010, September 16, 2010, October 7, 2010, December 7, 2010, February 10, 2011, March 7, 2011, March 16, 2011, March 18, 2011, March 22, 2011, April 1, 2011, April 12, 2011, May 13, 2011, May 24, 2011 and September 7, 2011, respectively.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the Commission on November 22, 2010, the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Commission on May 23, 2011, and the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as filed with the Commission on August 17, 2011 and August 29, 2011.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Lucosky Brookman LLP, 33 Wood Avenue South, 6th Floor, Iselin, NJ 08830.  Certain partners or employees of Lucosky Brookman LLP will be issued additional shares of common stock under the Plan from time to time in connection with payment for legal services rendered pursuant to the terms of a written engagement agreement.  Neither Lucosky Brookman LLP, nor any partners or employees have or is to receive a substantial interest direct or indirect in the Registrant, nor are any of them connected with the Registrant other than in their role as outside legal counsel for the Registrant.

Item 6. Indemnification of Officers and Directors.

Article VI of the Registrant’s Articles of Incorporation provides for the elimination of liability of directors and officers.  Specifically, the Registrant’s Articles of Incorporations states that “The Directors or Officers of this corporation shall not be personally liable for breach of fiduciary duty as a director or officer, except acts of omissions which include misconduct or fraud, for the debts, liabilities, or other obligations of the corporation.”

Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged, after exhaustion of all appeals, to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

4.1	EGPI Firecreek, Inc. 2011 Stock Incentive Plan*

5.1	Legal Opinion of Lucosky Brookman LLP*

23.1	Consent of M & K CPAS, PLLC, Independent Certified Public Accounting Firm*

24.1	Power of Attorney (contained on the signature pages hereto)

* Filed herewith

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.

Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on September 21, 2011.

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander
Name: Dennis R. Alexander
Title: Chief Executive Officer (Principal Executive Officer) Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis R Alexander	Chief Executive Officer, Chief Financial Officer and	September 21, 2011
Dennis R Alexander	Chairman of the Board of Directors

/s/ David H. Ray	Director and Executive Vice President and Treasurer	September 21, 2011
David H. Ray

/s/ Brandon D. Ray	Director and Executive Vice President of Finance	September 21, 2011
Brandon D. Ray

/s/ Larry W. Trapp	Director and Executive Vice President	September 21, 2011
Larry W. Trapp

/s/ Michael Trapp	Director	September 21, 2011
Michael Trapp

/s/ David Taylor	Director	September 21, 2011
David Taylor

/s/ Michael D. Brown	Director	September 21, 2011
Michael D. Brown